Exhibit 4.7

TETRA TECHNOLOGIES, INC.

2018 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION GRANT NOTICE

Pursuant to the TETRA Technologies, Inc. 2018 Equity Incentive Plan (the “Plan”), TETRA Technologies, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Incentive Stock Option Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Plan and the Stock Option Agreement, attached hereto as Exhibit A (the “Agreement”), each of which is incorporated into this Grant Notice by reference.  Capitalized terms not specifically defined in this Grant Notice shall have the meanings given to them in the Agreement, and if not defined in the Agreement, the meanings given to them in the Plan.

Participant:
Grant Date:
Exercise Price per Share:
Shares Subject to the Option:
Final Expiration Date:
Vesting and Exercise Schedule:
Type of Option:	Incentive Stock Option

By electronically acknowledging and accepting this Award, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement effective as of the Grant Date.  Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice, and fully understands all provisions of the Plan, this Grant Notice and the Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.  Participant agrees that the Grant Notice, the Agreement and the Plan, constitute the entire agreement with respect to the Option, and except as set forth therein, may not be modified except by means of a writing signed by the Company and Participant.

TETRA Technologies, Inc.:	Participant:

By:
Name:	Name:
Title:

Exhibit A

STOCK OPTION AGREEMENT

ARTICLE I.

GENERAL

1.1Grant of Option.  The Company has granted to Participant the Option effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”).

1.2Incorporation of Terms of Plan.  The Option is subject to the terms and conditions set forth in this Agreement and the Plan, each of which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3Defined Terms.  Capitalized terms not specifically defined in this Agreement shall have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE II.
VESTING AND EXERCISABILITY

2.1Vesting and Exercisability.  Subject to the limitations contained herein, the Option will vest and become exercisable according to the Vesting and Exercise Schedule in the Grant Notice (the “Vesting Schedule”), except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated.

2.2Company’s Obligation.  Unless and until the Option vests and is exercised, Participant will have no right to receive Shares under the Option.  Prior to actual distribution of Shares pursuant to any vested and exercised Option, such Option will represent an unsecured obligation of the Company.

2.3Duration of Exercisability.  The Vesting Schedule is cumulative.  Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires in accordance with Section 2.4 below.  The Option will be forfeited immediately upon its expiration.

2.4Expiration of Option.  The unvested portion of the Option will terminate and expire automatically without further notice immediately upon the date Participant ceases to be a Service Provider for any reason (voluntary or involuntary).  The vested portion of the Option will terminate and expire automatically and without further notice on the earliest of the dates set forth below:

(a)The Final Expiration Date set forth in the Grant Notice (the “Final Expiration Date”);

(b)Except as the Administrator may otherwise approve, the expiration of three (3) months from the date Participant ceases to be a Service Provider, unless Participant ceases to be a Service Provider for Cause or by reason of Participant’s death or Disability; and

(c)Except as the Administrator may otherwise approve, the expiration of twelve (12) months from the date Participant ceases to be a Service Provider by reason of Participant’s death or Disability.

NOTE: IT IS PARTICIPANT’S RESPONSIBILITY TO BE AWARE OF THE DATE ON WHICH THE OPTION EXPIRES.

ARTICLE III.
EXERCISE OF OPTION

3.1Persons Eligible to Exercise.  During Participant’s lifetime, only Participant may exercise the Option.  After Participant’s death, any vested and exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s designated beneficiary as provided in the Plan; provided that, if no beneficiary has been designated by Participant, then the vested and exercisable portion of the Option may be exercised by the personal representative of Participant’s estate, or by the persons to whom the Option is transferred pursuant to Participant’s will or in accordance with the laws of descent and distribution, after receipt and acceptance of proper instructions from the estate by the Administrator.

3.2Partial Exercise.  Any exercisable portion of the Option, or the entire Option if then wholly exercisable, may be exercised, in whole or in part, at any time prior to the time the Option expires, except that the Option may only be exercised for whole Shares.  Exercising an Option in any manner shall decrease the number of Shares thereafter available for issuance under the Option by the number of Shares as to which the Option was exercised.

3.3Procedure for Exercise.  Participant may exercise the Option by giving written or electronic notice (the “Exercise Notice”) to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the Option and the number of Shares for which Participant is exercising the Option.  The Exercise Notice must be accompanied by full payment of the exercise price for the number of Shares that are being purchased (including provision for any applicable tax withholding).

3.4Form of Payment of Exercise Price.  Participant may pay the Option exercise price, in whole or in part, by (a) cash; (b) check; (c) in the discretion of the Administrator, other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences; (d) in the discretion of the Administrator, consideration received by the Company under a cashless exercise or net exercise program implemented by the Company in connection with the Plan; (e) in the discretion of the Administrator, a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (f) in the discretion of the Administrator, any combination of the foregoing methods of payment; or (g) in the discretion of the Administrator, any other consideration and method of payment for the issuance of Shares permitted by Applicable Laws.

3.5Tax Withholding.

(a)No Shares shall be delivered to Participant or other person until Participant or such other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., U.S.-federal, U.S.-state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares.  Upon exercise of the Option, the Company shall withhold or collect from Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of Shares covered by the Option sufficient to satisfy the withholding obligations.  The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Option.

(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option, or the subsequent sale of Shares.  The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

3.6Issuance of Shares; Rights as Stockholder.  The Company shall issue (or cause to be issued) the respective Shares promptly after the Option is exercised. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) and Participant becomes the record owner of the Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date Participant becomes the record owner of the Shares.  Participant agrees to execute any documents requested by the Company in connection with the issuance of any Shares.

ARTICLE IV.
OTHER PROVISIONS

4.1Incentive Stock Options.  If the Option is designated as an Incentive Stock Option on the Grant Notice:

(a)Participant acknowledges that to the extent the aggregate Fair Market Value of the Shares (determined as of the time the option with respect to the Shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000, or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as Nonstatutory Stock Options.  Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option (and any other stock options) into account in the order in which they were granted, as determined under Section 422(d) of the Code.  Participant also acknowledges that if the Option is exercised more than three (3) months after the date Participant ceases to be a Service Provider, other than by reason of death or Disability, the Option will be taxed as a Nonstatutory Stock Option.

(b)Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (i) within two (2) years from the Grant Date, or (ii) within one (1) year after the transfer of such Shares to Participant.  Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

4.2Adjustments.  Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.3Limited Transferability.  The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order.

4.4Regulatory Restrictions on Shares.  Notwithstanding the other provisions of this Agreement, if at any time the Administrator determines, in its sole discretion, that the listing, registration or qualification of Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company shall be under no obligation to Participant to (i) register for offering or resale, (ii) qualify for exemption under federal securities law, (iii) register or qualify under the laws of any state or foreign jurisdiction, any Shares, security or interest in a security paid or issued under, or created by, the Plan, or (iv) continue in effect any such registrations or qualifications if made.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary or appropriate to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.

4.5Conformity to Applicable Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6Participant’s Representations.  Notwithstanding any of the provisions hereof, Participant hereby agrees that (i) Participant will not exercise the Option and (ii) the Company will not be obligated to issue any Shares to Participant pursuant to the exercise of the Option, unless the exercise and the issuance and delivery of Shares complies with Applicable Laws.  Any determination in this connection by the Administrator shall be final, binding, and conclusive.  The obligations of the Company and the rights of Participant are subject to all Applicable Laws.

4.7Investment Representations.  Unless the Shares are issued to Participant in a transaction registered under applicable federal and state securities laws, Participant represents and warrants to the Company that all Shares which may be purchased hereunder will be acquired by Participant for investment purposes for his or her own account and not with any intent for resale or distribution in violation of federal or state securities laws.  Unless the Shares are issued to Participant in a transaction registered under the applicable federal and state securities laws, at the option of the Company, (i) a stop-transfer order against the Shares may be placed on the official stock books and records of the Company or at the transfer agent, and (ii) a legend indicating that such Shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on any stock certificates to ensure exemption from registration.  The Company may require such other action or agreement by Participant as may from time to time be necessary or appropriate to comply with the federal, state and foreign securities laws or other Applicable Laws.

4.8Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in the Plan and herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the Participant.

4.9Delivery of Documents and Notices.

(a)Any document relating to participation in the Plan, or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, electronic delivery at the electronic mail address, if any, provided for the Participant by the Company, or, upon deposit in the U.S. Post Office, by registered or certified mail, or with a nationally recognized overnight courier service with postage and fees prepaid, addressed to the Company in care of its Corporate Secretary at 24955 Interstate 45 North, The Woodlands, Texas 77380, and to the Participant at the address appearing on the employment records of the Company, or at such other address as such party may designate in writing from time to time to the other party.

(b)Description of Electronic Delivery.  The Plan documents including, but not limited to, the Plan, the Grant Notice, this Agreement, prospectuses, account statements, any reports of the Company provided generally to the Company’s stockholders, and all other forms of communication may be delivered to the Participant electronically.  In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice and Exercise Notice called for by Section 3.3 to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail or such other means of electronic delivery specified by the Company.

(c)Consent to Electronic Delivery; Electronic Signature.  The Participant acknowledges that the Participant has read this Section 4.9 and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice and Exercise Notice, as described in Section 4.9(b).  The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may change the electronic mail address to which such documents are to be delivered at any time by notifying the Company of such revoked consent or revised electronic mail address by telephone, postal service or electronic mail.  The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such document that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

4.10Administrator Authority; Decisions Conclusive and Binding.  Participant hereby (i) acknowledges that a copy of the Plan has been made available for his or her review by the Company, (ii) represents that he or she is familiar with the terms and provisions thereof, and (iii) accepts the Option subject to all the terms and provisions thereof.  The Administrator will have the power to (x) interpret this Agreement, the Grant Notice and the Plan, (y) adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, and (z) interpret or revoke any such rules.  Participant hereby agrees to accept as binding, conclusive, and final all decisions of the Administrator upon any questions arising under the Plan, this Agreement or the Grant Notice.

4.11Claims.  Participant’s sole remedy for any Claim (as defined below) shall be against the Company, and Participant shall not have any claim or right of any nature against any Parent, Subsidiary or affiliate of the Company or any existing or former stockholder, director, officer or employee of the Company or any Parent, Subsidiary or affiliate of the Company.  The foregoing individuals and entities (other than the Company) shall be third-party beneficiaries of this Agreement for purposes of enforcing the terms of this Section 4.11.  The term “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Agreement, the Grant Notice or the Plan or an alleged breach of this Agreement, the Grant Notice or the Plan.

4.12Entire Agreement.  The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement and the Grant Notice.  Each party to this Agreement and the Grant Notice acknowledges that (i) no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement, the Grant Notice or the Plan and (ii) any agreement, statement, or promise that is not contained in this Agreement, the Grant Notice or the Plan shall not be valid or binding or of any force or effect.

4.13Severability.  Notwithstanding any contrary provision of the Grant Notice or this Agreement to the contrary, if any one or more of the provisions (or any part thereof) of the Grant Notice or this Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of the Grant Notice or this Agreement, as applicable, shall not in any way be affected or impaired thereby.

4.14Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.

4.15Compensation Recoupment.  The Option (and all Shares issuable thereunder) are subject to the Company’s ability to recover incentive-based compensation from Participant, as is or may be required by the provisions of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any regulations or rules promulgated thereunder, (ii) any other clawback provision required by applicable law or the listing standards of any applicable stock exchange or national market system, (iii) any clawback policies adopted by the Company to implement any such requirements, or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Administrator in its discretion to be applicable to Participant.

4.16No Effect on Employment or Service Relationship.  Nothing in the Plan, the Grant Notice or this Agreement (i) confers upon Participant any right to continue as a Service Provider of the Company or any Subsidiary or (ii) interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, and with or without notice, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.17Construction.  Headings in this Agreement are included for convenience and shall not be considered in the interpretation of this Agreement.  Pronouns shall be construed to include the masculine, feminine, neutral, singular or plural as the identity of the antecedent may require.  This Agreement shall be construed according to its fair meaning and shall not be strictly construed against the Company.

4.18Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

4.19Modification.  No change or modification of this Agreement or the Grant Notice shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement or the Grant Notice without Participant’s consent or signature if the Administrator determines, in its sole discretion, that such change or modification is necessary or appropriate for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.  Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

4.20Data Privacy.    Participant hereby acknowledges that Participant’s personal data as described in this Agreement and any other Award materials may be collected, used and/or transferred in electronic or other form by and among, as applicable, the Company and its Subsidiaries, for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.  Participant understands that the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number or other identification number, compensation, nationality, job title, any shares or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (individually and collectively, “Data”).

Participant understands that Data will be transferred to RBC Capital Markets and Computershare Trust Company, N.A. (“Computershare”) and such other stock plan service providers as may be selected by the Company in the future, which are assisting the Company with the implementation, administration and management of the Plan. In addition, Data may be transferred to the trustee of any trust established in connection with the Plan.  Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Participant’s country.  If Participant resides outside the United States, Participant understands that Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Company’s Corporate Secretary in The Woodlands, Texas.  Participant authorizes the Company, RBC Capital Markets, Computershare and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  If Participant resides outside the United States, Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Corporate Secretary in The Woodlands, Texas.

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